                                                                    Exhibit 99.1

LIBERTY MEDIA CORPORATION                                         [LIBERTY LOGO]
THIRD QUARTER EARNINGS RELEASE

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's earnings release in a conference call which will begin at 11:00 a.m. (ET) November 9, 2004. The call can be accessed by dialing (719) 955-1564 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on November 9, 2004 through 5:00 p.m (ET) November 16, 2004, by dialing (719) 457-0820 plus the pass code 960649#. The call will also be broadcast live across the Internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release and replays of the call will also be available on the Liberty web site.

Englewood, Colorado - On November 9, 2004, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended September 30, 2004. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC.

Liberty is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses. Our businesses are organized by operating groups with the two largest groups being the Interactive Group and Networks Group, as shown below.

              Interactive Group                                       Networks Group
------------------------------------------------------------------------------------------------
CONSOLIDATED SUBSIDIARIES                                    CONSOLIDATED SUBSIDIARIES
     QVC, Inc.                                                    Starz Encore Group LLC (SEG)
     Ascent Media Group                                      EQUITY AFFILIATES
     On Command Corporation                                       Discovery Communications, Inc.
     OpenTV Corporation                                           CourtTV
COST METHOD INVESTMENTS                                           GSN
     InterActiveCorp                                         COST METHOD INVESTMENTS
                                                                  The News Corporation Limited

The following discussion of the combined results of our Groups presents 100% of the revenue, expenses and operating cash flow of each of the consolidated subsidiaries and equity affiliates in each Group even though we may own less than 100% of these businesses. The following discussion excludes financial results from our cost method investments. Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2004 to the same period in 2003. Please see page 9 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of combined results for the Groups to consolidated earnings from continuing operations before income taxes and minority interests.

INTERACTIVE GROUP

Interactive Group's combined revenue increased 12% and operating cash flow increased 16% for the quarter. Increases in revenue and operating cash flow were primarily due to increases at QVC and Ascent Media. Following is a more detailed discussion of operating results at QVC, Ascent Media and On Command.

QVC
QVC's total revenue and operating cash flow increased 12% and 16%, respectively, for the quarter.

QVC's domestic revenue and operating cash flow increased 3% and 2%, respectively. The domestic revenue increase was attributed to a 7% increase in units shipped. The increase in units shipped was partially offset by a 3% decline in average selling price as QVC domestic shipped more items in the apparel and accessories categories compared to the jewelry and home categories which generally carry higher average selling price points. The domestic operating cash flow margin decreased 30 basis points over the prior year primarily due to a minor decline in the gross profit margin and higher customer service personnel expenses associated with staffing challenges in QVC's Florida customer service center as a result of Hurricanes Frances and Jeanne.

Revenue from international operations increased 43% as a result of a combination of greater sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Increased sales, higher gross margins and improved operating leverage all contributed to increased operating cash flow at the international operations from $28 million to $61 million, or 118%. The international cash flow margin increased from 11% to 17%. Excluding the effect of exchange rates, QVC's international revenue and operating cash flow growth was 31% and 93%.

ASCENT MEDIA
Ascent Media's revenue increased 26% and operating cash flow increased 21% during the quarter. The increase was primarily due to acquisitions and organic growth related to new projects within Ascent Media's Networks Group. Acquisitions made up 14% and 16%, respectively, of the increased revenue and operating cash flow. Organic revenue growth was driven by the networks origination business, the audio business worldwide and the creative services business in the United Kingdom. Operating cash flow increases associated with organic revenue growth were lower as a result of lower margin projects during the quarter and increased labor and facility costs to meet increased volumes. Excluding the effects of the acquisitions, revenue and operating cash flow increased 12% and 5%, respectively

ON COMMAND
On Command revenue and operating cash flow decreased 2% and 10%, respectively, compared to the prior year. Revenue decreased due to lower buy rates and fewer rooms receiving the On Command service as a result of room losses associated with a large contract that was terminated in 2000. On Command has signed several new agreements that are expected to partially offset room losses associated with this agreement. Operating cash flow decreased as a result of lower revenue and increased cost of goods sold for On Command's equipment sales business.

NETWORKS GROUP

Networks Group's combined revenue increased 15% and operating cash flow increased 31% for the quarter. The increase in revenue is primarily due to increases at Starz Encore and Discovery. The increase in operating cash flow is primarily due to an increase of 58% at Discovery partially offset by a 14% decrease at Starz Encore. For further details of Starz Encore's and Discovery's operating results see detailed discussion below.

STARZ ENCORE
SEG's revenue increased 13% for the quarter. This increase was primarily due to an increase in the number of subscription units. SEG's period-end subscription units have increased 11% since the end of 2003 due to increases across all of SEG's service offerings. Such increases in subscription units were due in part to increased participation with distributors in national marketing campaigns, new affiliation agreements with certain distributors and other marketing strategies. Under these new affiliation agreements, SEG obtained benefits such as more favorable packaging of SEG's services and increased co-operative marketing commitments.

SEG's operating expenses increased 26% for the quarter. The increases were due primarily to higher programming costs, which increased from $100 million to $140 million. Such increases were due to increased box office performance of movie titles that became available to SEG in 2004, higher cost per

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title due to new rate cards for certain of these movie titles and amortization of deposits previously made under the output agreements. SEG also had higher sales and marketing expenses as a result of the aforementioned marketing campaigns. Increased programming and sales and marketing costs were partially offset by lower general and administrative costs, including bad debt expense.

DISCOVERY
DCI's third quarter revenue of $557 million and operating cash flow of $183 million were 18% and 58%, respectively, ahead of last year. DCI's affiliated networks now reach more than 1.2 billion cumulative worldwide subscribers.

Domestic Networks revenue increased 18% due to increases in both affiliate and advertising revenue. Net affiliate revenue increased 48% as aggregate subscribers increased 21%. Net affiliate revenue grew at a faster rate than subscription units due to an increase in paying subscribers, higher rates, and lower launch amortization. All of the domestic networks experienced subscriber growth with significant gains for Discovery's emerging networks. Net affiliate revenue was net of launch support amortization and other items of $26 million and $37 million for the quarters ended September 30, 2004 and 2003. Net advertising revenue increased 2% primarily due to higher CPMs across most of the Domestic Networks. The impact of higher CPMs was partially offset by a decline in ratings at TLC, most specifically with the Trading Spaces franchise. Operating expenses increased 2% due to an increase in programming and sales related expenses partially offset by a decrease in personnel and G&A costs. Operating cash flow increased 47% to $171 million.

International Networks revenue increased 18% due to increases in both affiliate and advertising revenue and operating cash flow increased 33%. Net advertising revenue increased 24% driven by positive developments in advertising sales and subscriber growth in all international regions. Net affiliate revenue increased 7% as aggregate subscribers increased 33%. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers in Asia which have free carriage. Operating expenses increased 14% due primarily to increases in general and administrative expenses associated with the continuing growth of the business. Operating cash flow increased by 33% to $28 million. Excluding the effect of exchange rates, revenue increased 11%, operating expenses increased 10% and operating cash flow increased 16%.

International Ventures revenue increased by 27% in the quarter, and operating cash flow improved by 50% to a deficit of $2 million. Consumer Products operating cash flow improved by 18% to a deficit of $14 million due to a reduction in store operating costs and other overhead from the closure of underperforming stores in 2003. The consumer products division also experienced an increase in third party licensing revenue.

DCI's outstanding debt balance was $2.6 billion at September 30, 2004.

FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                                     September           June 30,
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                            30, 2004             2004
                                                                                    -----------------------------
The News Corporation Limited                                                        $      8,037            8,401
InterActiveCorp                                                                     $      3,048            4,173
Non Strategic Public Holdings                                                       $      8,953            9,191

CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                                     September           June 30,
(AMOUNTS IN MILLIONS)                                                                 30, 2004             2004
                                                                                    -----------------------------
CASH AND CASH RELATED INVESTMENTS:
Consolidated Cash (GAAP)                                                            $      1,333            1,968
Consolidated Short-Term Investments                                                           27               38
Consolidated Long-Term Marketable Securities (1)                                             383              351
                                                                                    -----------------------------
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                                 $      1,743            2,357
                                                                                    =============================

DEBT:
Senior Notes and Debentures (2)                                                     $      6,745            6,998
Senior Exchangeable Debentures (3)                                                         4,588            4,628
Other                                                                                        207              208
                                                                                    -----------------------------
     TOTAL DEBT                                                                           11,540           11,834
Less:  Unamortized Discount Attributable To Call Option Obligations                       (2,310)          (2,363)
       Unamortized Discount                                                                  (22)             (22)
                                                                                    -----------------------------
     CONSOLIDATED DEBT (GAAP)                                                       $      9,208            9,449
                                                                                    =============================

(1) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.
(2) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(3) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Liberty's Total Consolidated Cash and Liquid Investments decreased $614 million to $1,743 million and Total Debt decreased by $294 million from June 30, 2004. Total Consolidated Cash and Liquid Investments decreased due to repayments of debt and cash used in the Comcast transaction, in which Liberty exchanged $547 million in cash and certain assets for 120.3 million shares of Liberty Media Series A common stock from Comcast. These cash outflows were partially offset by cash flow from operations of Liberty's subsidiaries and the proceeds from the expiration of certain equity collars. The decrease in Total Debt was due to repayments of corporate debt as part of the debt reduction plan announced in the fourth quarter of 2003.

2004 OUTLOOK

QVC - 2004 GUIDANCE INCREASED

The following estimates assume primarily, among other factors, that the product mix remains materially consistent with that experienced in 2003, foreign currency exchange rates remain constant, continued international growth and domestic sales trends are consistent with that experienced in the last quarter of 2003.

For full year 2004 versus 2003, QVC operating results are expected to be as follows:

-    Revenue increase by low to mid teens %.
-    Operating cash flow increase by high teens %.
- Operating income decrease by low to mid teens % due to the effects of purchase accounting adjustments.

STARZ ENCORE - 2004 GUIDANCE INCREASED

The following estimates assume, among other factors, that SEG continues to experience positive trends under the new Comcast affiliation agreement, SEG's distributors continue to see growth in digital subscribers consistent with that experienced over the past 12 months, the timing of receipt of output product from the studios does not materially change, and Starz subscription units continue to increase. These estimates further assume that SEG's 2004 programming costs increase between $160 million and $175 million over amounts expensed in 2003.

For full year 2004, SEG operating results are expected as follows:

-    Revenue between $940 and $965 million.
-    Operating cash flow between $225 and $235 million.
-    Operating income between $150 and $175 million.

DCI - 2004 GUIDANCE REMAINS UNCHANGED

The following estimates assume primarily, among other factors, a U.S. advertising market consistent with that experienced in the third quarter of 2004, continued growth in international distribution, and a stable national retail environment.

For full year 2004 versus 2003, DCI consolidated operating results are expected to increase as follows:

-    Revenue by high teens %.
-    Operating cash flow by approximately 30%.
-    Operating income by over 30%.

OUTSTANDING SHARES

At September 30, 2004, there were approximately 2.799 billion outstanding shares of L and LMC.B and 92 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At September 30, 2004, 26 million options had a strike price that was lower than the closing stock price. Exercise of these options, would result in aggregate proceeds of approximately $75 million.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION INDUSTRY; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson (877) 772-1518

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for Liberty's three largest privately held businesses (QVC, Inc., Starz Encore Group LLC and Discovery Communications, Inc.).

Please see page 9 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2004 and 2003 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for DCI was obtained directly from DCI. Liberty does not control the decision-making processes or business management practices of DCI. Accordingly, Liberty relies on DCI's management and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause DCI to distribute to Liberty its proportionate share of the revenue or OCF of DCI.

(AMOUNTS IN MILLIONS)                                  3Q04         2Q04        1Q04        4Q03         3Q03
                                                     ---------------------------------------------------------
QVC, INC. (98.3%)
Revenue - Domestic                                   $    932         930         932       1,233          901
Revenue - International                                   360         359         351         340          252
                                                     ---------------------------------------------------------
Revenue - Total                                      $  1,292       1,289       1,283       1,573        1,153
                                                     ---------------------------------------------------------
OCF - Domestic                                       $    210         221         212         292          206
OCF - International                                        61          57          58          56           28
                                                     ---------------------------------------------------------
OCF - Total                                          $    271         278         270         348          234
                                                     ---------------------------------------------------------
Operating Income                                     $    153         164         153         229          191
Gross Margin - Domestic                                  36.8%       37.8%       36.6%       35.6%        36.9%
Gross Margin - International                             37.6%       37.0%       37.3%       37.0%        36.4%
Homes Reached - Domestic                                 87.8        87.3        87.0        85.9         86.7
Homes Reached - International                            64.8        63.4        61.4        59.4         58.0

STARZ ENCORE GROUP LLC (100%)
Revenue                                              $    245         238         232         235          217
OCF                                                  $     62          62          69          99           72
Operating Income (Loss)                              $     46          48          53          (2)         126
Subscription Units - Starz!                              13.7        13.3        12.3        12.3         12.0
Subscription Units - Encore                              23.9        23.4        21.9        21.9         21.0
Subscription Units - Thematic Multiplex & Other         129.7       127.2       120.1       116.8        110.7
                                                     ---------------------------------------------------------
Subscription Units - Total                              167.3       163.9       154.3       151.0        143.7
                                                     ---------------------------------------------------------

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Revenue - U.S. Networks (1)                          $    386         423         382         374          326
Revenue - International Networks (2)                      126         123         109         120          107
Revenue - International Ventures (3)                       19          19          17          16           15
Revenue - Consumer Products & Other (4)                    26          23          19          94           26
                                                     ---------------------------------------------------------
Revenue - Total                                      $    557         588         527         604          474
                                                     ---------------------------------------------------------
OCF - U.S. Networks (1)                              $    171         169         139         117          116
OCF - International Networks (2)                           28          31          17          30           21
OCF - International Ventures (3)                           (2)         (1)         (1)         (7)          (4)
OCF - Consumer Products & Other (4)                       (14)        (16)        (18)         11          (17)
                                                     ---------------------------------------------------------
OCF - Total                                          $    183         183         137         151          116
                                                     ---------------------------------------------------------
Operating Income                                     $    129         118          78         103           78
Subscription Units - U.S. Networks (1)                    663         648         625         625          548
Subscription Units - International Networks (2)           399         309         300         310          301
Subscription Units - International Ventures (3)           149         146         145         130          125
                                                     ---------------------------------------------------------
Subscription Units - Total                              1,211       1,103       1,070       1,065          974
                                                     ---------------------------------------------------------

(1) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, FIT TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

     OTHER JOINT VENTURES - DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED:
     DCI owns a 50% interest in Discovery Times Channel, a 90% interest in Discovery Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners.

(2) DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

(3)  BBC/DCI JOINT VENTURES - CONSOLIDATED:
     The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

     INTERNATIONAL VENTURES - EQUITY AFFILIATES:
     DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, are not consolidated and are not reflected in the results presented above.

(4) DCI - CONSUMER PRODUCTS AND OTHER: Consumer Products & Other is comprised of a North American chain of 120 Discovery Channel retail stores, mail-order catalog business, an on-line shopping site, a global licensing business, and an educational business that reaches 36 million students in the U.S.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of segment operating cash flow to earnings before income taxes and minority interests (Schedule 1) and a reconciliation, for our largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP (Schedule 2).

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interests for the quarters ended September 30, 2004 and 2003.

(AMOUNTS IN MILLIONS)                                                                   3Q04        3Q03
                                                                                      ------------------
INTERACTIVE GROUP
Combined operating cash flow                                                          $    306       264
Eliminate equity method affiliates                                                          --      (149)
                                                                                      ------------------
     CONSOLIDATED OPERATING CASH FLOW                                                      306       115
                                                                                      ------------------

NETWORKS GROUP
Combined operating cash flow                                                               263       201
Eliminate equity method affiliates                                                        (199)     (128)
                                                                                      ------------------
     CONSOLIDATED OPERATING CASH FLOW                                                       64        73
                                                                                      ------------------

Corporate & Other consolidated operating cash flow                                         (24)      (23)
                                                                                      ------------------
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                         $    346       165
                                                                                      ==================

Consolidated segment operating cash flow                                              $    346       165
Stock compensation                                                                          (6)       90
Depreciation and amortization                                                             (187)     (109)
Interest expense                                                                          (152)     (149)
Share of earnings (losses) of affiliates                                                    20        29
Gains (losses) on dispositions of assets, net                                              389         7
Realized and unrealized gains (losses) on financial instruments, net                       239        48
Other, net                                                                                   4        39
                                                                                      ------------------
   EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTERESTS     $    653       120
                                                                                      ==================

LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following table provides a reconciliation, for our largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended September 30, 2004, June 30, 2004, March 31, 2004, December 31, 2003 and
September 30, 2003.

(AMOUNTS IN MILLIONS)                                   3Q04         2Q04        1Q04        4Q03         3Q03
                                                     ---------------------------------------------------------
QVC, INC. (98.2%)
Operating Cash Flow                                  $    271         278         270         348          234
Depreciation and Amortization                            (110)       (106)       (108)       (114)         (43)
Stock Compensation Expense                                 (8)         (8)         (9)         (5)          --
Other Non Cash Charges                                     --          --          --          --           --
                                                     ---------------------------------------------------------
     OPERATING INCOME                                $    153         164         153         229          191
                                                     =========================================================

STARZ ENCORE GROUP LLC (100%)
Operating Cash Flow                                  $     62          62          69          99           72
Depreciation and Amortization                             (14)        (14)        (13)        (20)         (21)
Stock Compensation Expense                                 (2)         --          (3)         76           75
Other Non Cash Charges                                     --          --          --        (157)          --
                                                     ---------------------------------------------------------
     OPERATING INCOME                                $     46          48          53          (2)         126
                                                     =========================================================

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow                                  $    183         183         137         151          116
Depreciation and Amortization                             (28)        (38)        (31)        (32)         (30)
Stock Compensation Expense                                (26)        (27)        (28)        (16)          (8)
Other Non Cash Charges                                     --          --          --          --           --
                                                     ---------------------------------------------------------
     OPERATING INCOME                                $    129         118          78         103           78
                                                     =========================================================

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